Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the MAKO Surgical Corp. 2008 Omnibus Incentive Plan, the MAKO Surgical Corp. 2008 Employee Stock Purchase Plan and the MAKO Surgical Corp. 2004 Stock Incentive Plan of MAKO Surgical Corp. of our report dated August 27, 2007 (except Note 10, as to which the date is February 8, 2008), with respect to the consolidated financial statements of MAKO Surgical Corp. included in the final prospectus of the Company filed pursuant to Rule 424(b) under the Securities Act in connection with the Registration Statement on Form S-1 (File No. 333-146162), filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Certified Public Accountants
Fort Lauderdale, Florida
February 22, 2008